SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                  of 1934
                            (Amendment No.    )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         PRECISION STANDARD, INC.
             (Name of Registrant as Specified in Its Charter)


                            GORSUCH KIRGIS LLP
                 (Name of Person(s) Filing Proxy Statement
                       if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.
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     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
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     Act  Rule 0-11(a)(2) and identify the filing for which the offsetting
     fee   was   paid  previously.   Identify  the  previous   filing   by
     registration statement number, or the Form or Schedule and the date of its filing.
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


                         PRECISION STANDARD, INC.
                      12000 E. 47th Avenue, Suite 400
                          Denver, Colorado 80239
                              (303) 292-6565

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD MAY 19, 1998

TO THE SHAREHOLDERS OF PRECISION STANDARD, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Precision Standard, Inc., a Colorado corporation (the "Company"), will be held at the new offices of the Company at the Best Western Executive Hotel, 4411 Peoria Street, Denver, Colorado 80239, on Tuesday, May 19, 1998, at 8:00 a.m. Mountain Daylight Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

     1. The election of four (4) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the calendar year ending December 31, 1998; and

     3. he transaction of such other business as properly may come before the Meeting or any adjournment thereof.

     A Proxy Statement explaining the matters to be acted upon at the Meeting is enclosed. Please read it carefully.

     Only holders of record of the $.0001 par value common stock of the Company at the close of business on Friday, April 3, 1998, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The Proxies are being solicited by the Board of Directors of the Company.

     All Shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a Proxy will not affect your right to vote in person if you attend the Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

Denver, Colorado                       MATTHEW L. GOLD
April 21, 1998                            PRESIDENT



                         PRECISION STANDARD, INC.
                      12000 E. 47th Avenue, Suite 400
                          Denver, Colorado 80239
                              (303) 292-6565
                         ------------------------

                              PROXY STATEMENT
                         ------------------------

                      ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD MAY 19, 1998

                            GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Precision Standard, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held at the Best Western Executive Hotel, 4411 Peoria Street, Denver, Colorado 80239, on Tuesday, May 19, 1998, at 8:00 a.m., Mountain Daylight Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's Shareholders on or about April 21, 1998.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by (i) giving a later dated written revocation of Proxy to the Company, or (ii) providing a later dated amended Proxy to the Company, or (iii) voting in person at the Meeting. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing this Proxy material to Shareholders, will be borne by the Company. It is anticipated that solicitations of Proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit Proxies personally or by telephone, without additional salary or compensation to them.
Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for the reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid Proxies will be voted in accordance therewith at the Meeting.

                   SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's $.0001 par value common stock ("Common Stock"). Only Shareholders of record at the close of business on Friday, April 3, 1998, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 3, 1998, the Company had 12,771,870 shares of Common Stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted. On April 15, 1998, the Shareholders of the Company approved a 4-for-1 reverse stock split effective on that date. In light of the approval of the reverse stock split, the number of shares outstanding as of April 15, 1998 became 3,692,993 shares. Because the April 3, 1998 record date for the Annual Meeting was before the effective date of the reverse stock split, the vote at the Annual Meeting will taken on the basis of the pre-split shares.

     A majority of the Company's outstanding Common Stock represented in person or by Proxy and entitled to vote will constitute a quorum at the Meeting.

                       SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's Common Stock owned beneficially, as of April 3, 1998 (prior to the proposed 4-for-1 reverse stock split) by any person who is known to the Company to be the beneficial owner of 5% or more of such Common Stock, and, in addition, by each Director and nominee for Director of the Company, by certain named Executive Officers, and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons. For purposes of this disclosure, the amount of the Company's Common Stock beneficially owned is the aggregate number of shares of the Common Stock outstanding on such date plus an amount equal to the aggregate amount of Common Stock which could be issued upon the exercise of stock options or warrants within 60 days of such date.

                               Amount and Nature
                                of Beneficial          Percent
Name of Beneficial Owner          Ownership            of Class
------------------------       -----------------       --------

Matthew L. Gold                8,736,630 shares         57.1%
1225 17th Street, Suite 1800     directly and
Denver, Colorado 80202          indirectly(1)

Donald C. Hannah                73,125 shares             *
6400 East Cactus Wren Road       directly(2)
Paradise Valley, Arizona 85253

Admiral George E. R. Kinnear II 121,425 shares            *
20 Roaring Rock Road             directly(3)
York, Maine 03909

J. Ben Shapiro, Jr.             34,000 shares             *
One Midtown Plaza, #1200         directly(4)
1360 Peachtree Street
Atlanta, Georgia 30309

General Thomas C. Richards      26,375 shares             *
29688 Softwind Circle            directly(5)
Fair Oaks Ranch, Texas 78015

Bank of America National     3,750,637.375 shares       22.9%
 Trust and Savings Association   directly(6)
315 Montgomery Street, 13th Floor
San Francisco, California 94104

All Directors and Executive    8,991,555 shares         58.1%
Officers as a Group              directly and
(5 Persons)                     indirectly(7)


(1) Includes 1,000,000 shares held by Arapaho Capital Management, Inc., a corporation controlled by Mr. Gold. Includes options to purchase 520,000 shares. See "Executive Compensation."

(2) Consists of options to purchase 73,125 shares. See "Compensation of Directors."

(3) Includes options to purchase 53,125 shares. See "Compensation of Directors."

(4) Includes options to purchase 33,000 shares. See "Compensation of Directors."

(5) Consists of options to purchase 26,375 shares. See "Compensation of Directors."

(6) In March 1996, the Company renegotiated the Senior Subordinated Loan which it had obtained from Bank of America in 1988 pursuant to which the Company had granted to the Bank a warrant to purchase 4,215,753 shares of the Company's Common Stock. The warrant is now the subject of a repurchase agreement over a period of six quarters ending October 31, 1998. The Company has the right to repurchase the warrant with cash or by the issuance of Common Stock with a value equal to the difference between the approximate $0.24 warrant exercise price and the fair market value of the Common Stock on specified dates. To date the company has issued 2,169,730 shares of Common Stock for the redemption of 2,634,845.625 warrants pursuant to the repurchase agreement. The Company will redeem the remaining 1,580,907.375 warrants during the three quarters as specified in the agreement.

(7)  Includes options to purchase 705,625 shares.

*Less than one percent.

     The following table sets forth the approximate number and percentage of post-split shares of the Company's Common Stock owned beneficially as of April 3, 1998 after giving effect to the reverse stock split which was effective April 15, 1998, by any person who is known to the Company to be the beneficial owner of 5% or more of such Common Stock, and, in addition, by each Director and nominee for Director of the Company, by certain named Executive Officers, and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons. For purposes of this disclosure, the amount of the Company's Common Stock beneficially owned is the aggregate number of shares of the Common Stock outstanding on such date plus an amount equal to the aggregate amount of Common Stock which could be issued upon the exercise of stock options or warrants within 60 days of such date.

                               Amount and Nature
                                of Beneficial          Percent
Name of Beneficial Owner          Ownership            of Class
------------------------       -----------------      ---------

Matthew L. Gold                2,184,158 shares         57.1%
1225 17th Street, Suite 1800     directly and
Denver, Colorado 80202          indirectly(1)

Donald C. Hannah                18,281 shares             *
6400 East Cactus Wren Road       directly(2)
Paradise Valley, Arizona 85253

Admiral George E. R. Kinnear II 30,356 shares             *
20 Roaring Rock Road             directly(3)
York, Maine 03909

J. Ben Shapiro, Jr.              8,500 shares             *
One Midtown Plaza, #1200         directly(4)
1360 Peachtree Street
Atlanta, Georgia 30309

General Thomas C. Richards       6,594 shares             *
29688 Softwind Circle            directly(5)
Fair Oaks Ranch, Texas 78015

Bank of America National        937,660 shares          22.9%
 Trust and Savings Association   directly(6)
315 Montgomery Street, 13th Floor
San Francisco, California 94104

All Directors and Executive    2,247,889 shares         58.1%
Officers as a Group              directly and
(5 Persons)                     indirectly(7)


(1) Includes 250,000 shares held by Arapaho Capital Management, Inc., a corporation controlled by Mr. Gold. Includes options to purchase 130,000 shares. See "Executive Compensation."

(2) Consists of options to purchase 18,281 shares. See "Compensation of Directors."

(3) Includes options to purchase 13,281 shares. See "Compensation of Directors."

(4) Includes options to purchase 8,250 shares. See "Compensation of Directors."

(5) Consists of options to purchase 6,594 shares. See "Compensation of Directors."

(6) In March 1996, the Company renegotiated the Senior Subordinated Loan which it had obtained from Bank of America in 1988 pursuant to which the Company had granted to the Bank a warrant to purchase 1,053,938 shares of the Company's Common Stock. The warrant is now the subject of a repurchase agreement over a period of six quarters ending October 31, 1998. The Company has the right to repurchase the warrant with cash or by the issuance of Common Stock with a value equal to the difference between the approximate $0.96 warrant exercise price and the fair market value of the Common Stock on specified dates. To date the company has issued 542,433 shares of Common Stock for the redemption of 658,711 warrants pursuant to the repurchase agreement. The Company will redeem the remaining 395,227 warrants during the three quarters as specified in the agreement.

(7)  Includes options to purchase 176,406.

*Less than one percent.

CHANGE IN CONTROL

     As far as is known to the Board of Directors or the management of the Company, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which might, at a subsequent date, result in a change in control of the Company.

                           ELECTION OF DIRECTORS

     The Board of Directors recommends the election as Directors of the four (4) nominees listed below. The Board's recommendation as nominees includes all of the Directors elected at the last annual meeting of Shareholders, except for J. Ben Shapiro, Jr. who has informed the Company that he has declined to stand for election as a Director at the Annual Meeting. The four nominees, if elected, will hold office until the next annual meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. IT IS INTENDED THAT SHARES REPRESENTED BY PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS A CONTRARY DIRECTION IS INDICATED. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company currently held by him, and the period during which he has served as a Director:

                               All Positions and  Period Served
                               Offices Held With   as Director
     Name              Age        the Company     of the Company
    -----              ---     -----------------  --------------

Matthew L. Gold         55    Chairman, President,
                              Chief Executive Officer
                               and Director       Since 12/31/86
Donald C. Hannah        65    Director            Since 2/15/91

Admiral George E.R.
  Kinnear II            70    Director            Since 3/2/93

General Thomas C.
  Richards              68    Director            Since 8/14/95

     Admiral George E. R. Kinnear II also serves as a Director of Compaq Computer, a publicly held company engaged in the business of manufacturing and marketing computers. Donald C. Hannah also serves as a Director of Franchise Finance Company of America, a real estate investment trust company, which is a publicly held company, and as a Director of Samoth Capital, a merchant bank which is also a publicly held company. Except for the foregoing, none of the nominees hold directorships in any other company having a class of securities registered under the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940, as amended.

                   MEETINGS AND COMMITTEES OF THE BOARD

     The Company has an Executive Committee which has as its primary function director-level review and approval of non-routine matters of significance during the periods between scheduled meetings of the Board of Directors. During 1997 the Committee consisted of Matthew L. Gold, Admiral George E.R. Kinnear II and J. Ben Shapiro, Jr. The Committee held two meetings during the last calendar year.

     The Company has an Audit Committee which during 1997 was comprised of Donald C. Hannah, J. Ben Shapiro, Jr. and General Thomas C. Richards. The Audit Committee oversees the accounting controls for the Company. This Committee held two meetings during the last calendar year, one of which was by unanimous written consent. Pursuant to the requirements of the Company's Nasdaq SmallCap Market agreement, a majority of the Audit Committee consists of outside Directors.

     The Company also has a Compensation Committee, which Committee makes recommendations on executive compensation and selects those persons eligible to receive grants of stock, stock options and stock appreciation rights under the Company's Incentive Stock Option and Appreciation Rights Plan and its Nonqualified Stock Option Plan. The Committee is composed of Donald C. Hannah, Admiral George E. R. Kinnear II and General Thomas C. Richards. This Committee held five meetings during the last calendar year, three of which were by unanimous written consent.

     The Board of Directors held seven meetings during the last calendar year, two of which were by unanimous written consent. There were no incumbent Directors who during the last fiscal year attended fewer than 75% of the aggregate of all meetings of the Board and of all committees of the Board on which he serves.

              DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during the last five years:

     MATTHEW L. GOLD. Mr. Gold has been Chairman, President and Chief Executive Officer of the Company since December 1986. He has also been Chairman of Pemco Aeroplex, Inc., Air International Incorporated and Space Vector Corporation, wholly-owned subsidiaries of the Company, since September 1988. He has also been President of the Company's subsidiaries, Pemco Air Services System, Inc., Pemco Capital Corporation, Pemco Nacelle Services, Inc. and Pemco World Air Services, Inc. since their inceptions in November 1991, October 1992, January 1993 and April 1993, respectively. From 1984 to 1986, he was President of Monarch Aviation, Inc., a company primarily engaged in the business of modifying and maintaining large transport aircraft, and later, Pemco Engineers, Inc., a company primarily engaged in the business of manufacturing aircraft cargo systems, both of which are predecessors of the Company.

     DONALD C. HANNAH. Mr. Hannah was appointed as a member of the Board of Directors in February 1991. He currently serves as Chairman and Chief Executive Officer of U.S. Properties, Inc., a real estate acquisition and marketing company, positions he has held since December 1992. Mr. Hannah has been Chairman of the Board of Hannah Marine Corp. of Lemont, Illinois, a marine transport company, since 1956. He serves on the Board of Managers for American Bureau of Shipping, a classification society in the marine industry, as Chairman of the Arizona Presidents Organization, and as a Director of the Camper Clubs of America. He is also a Director of two publicly traded companies, Franchise Finance Corporation of America, a real estate investment trust company, and Samoth Capital Corporation, a merchant bank.

     GEORGE E. R. KINNEAR II. Admiral Kinnear was appointed as a member of the Board of Directors in March 1993. He formed his own consulting company, Kinnear & Associates, in January 1995. He was Chairman of the Board and Chief Executive Officer of Energy Point, a gasoline servicing company, from July 1992 until January 1995. He was Chairman of the Board of The Retired Officers Association, a service company for retired military officers, from October 1992 to October 1994. Prior to that time he served briefly as Vice Chairman and Chief Executive Officer of New England Digital, a computer company, from February 1992 to June 1992. Admiral Kinnear was Executive Vice President and Interim President from November 1988 to January 1992 of the University of New Hampshire. Before that he was Senior Vice President and Vice President of Grumman Corp., an aerospace company, from October 1982 to October 1988. He retired as a four star Admiral from the U.S. Navy in September of 1982 after thirty-seven years of service. Admiral Kinnear currently serves as a Director of Compaq Computer, a publicly traded company which manufactures and markets computers. He also serves as a Trustee of the Aerospace Corp., the Naval Aviation Museum, the U.S. Navy Hermitage Foundation, the Strawbery Banke Historical District, and the Center for the Study of the Presidency.

     THOMAS C. RICHARDS. General Richards was appointed as a member of the Board of Directors in August 1995. He was President of National Security Industrial Association of Washington, D.C., a nonprofit corporation, from September 1995 until March 1997. He served as a consultant and as a member of the Board of Directors for each of First American Bank of Bryan, Texas, Cubic Defense Systems of San Diego, California and Mantech International of Fairfax, Virginia, the latter two companies being involved in the aviation and defense industry, from February 1992 to September 1995. Prior to that time, he was appointed by the President as the Administrator of the Federal Aviation Administration from May 1991 to January 1992, after having served on the Aviation Security and Terrorism Commission which was formed by the President to review the Pan Am 103 accident. General Richards retired as a four star General from U.S. Air Force in November 1989 after 33 years of service, the last three of which were spent commanding the day to day operations of the U.S. European Command. He currently serves as a Trustee of the U.S. Air Force Academy Falcon Foundation.

     The Company's Executive Officers are elected by the Board of Directors at the first meeting after each annual meeting of Shareholders, and hold office until the next such meeting of Directors or their earlier resignation or removal.

     Other than the executive employment agreement with the Company's President and Chief Executive Officer, there is no arrangement or understanding between any Director or Executive Officer and any other person or persons pursuant to which he was or is to be selected as a Director or Executive Officer nor is there any family relationship between or among any of the Company's Directors or Executive Officer. See "Executive Compensation - Agreements with Executive Officers."

                          EXECUTIVE COMPENSATION

                        Summary Compensation Table

     The following table sets forth the executive compensation of the Company's Chief Executive Officer, together with the former Executive Vice President, and former Vice President-Corporate Development for each of the Company's last three fiscal years:




                                       Annual Compensation

                                                      Other
                                                      Annual
Name and                      Salary      Bonus    Compensation
Principal Position  Year      ($)(1)      ($)(2)      ($)(3)
------------------  ----      ------      -----    ------------

Matthew L. Gold,    1997    $501,500    $      0  $        0
CEO                 1996     506,500     200,000           0
                    1995     501,500     200,000   44,244(6)

Walter M. Moede,    1997    $ 16,143    $      0  $        0
Executive Vice      1996     266,500     100,000  $ 8,073(8)
President(7)        1995     262,500     100,000   33,802(6)

C. Fredrik Groth,   1997    $137,750    $      0  $        0
Vice President      1996     142,244       5,000   6,859(12)
Corporate           1995     131,200      20,000           0
Development(9)



                                 Long-Term Compensation
                                         Awards

                                                   Securities
                            Restricted             Underlying
Name and                      Stock                 Options/
Principal Position  Year   Award(s)($)           SARs (#)(4)(5)
------------------  ----   -----------          ---------------

Matthew L. Gold,   1997     $      0                        0
 CEO               1996            0                  220,000
                   1995            0                        0

Walter M. Moede,   1997     $      0                        0
Executive Vice     1996            0                  110,000
President(7)       1995            0                        0

C. Fredrik Groth,  1997     $      0                        0
Vice President     1996            0                        0
Corporate(9)       1995            0                    2,500


(1) The salaries for Messrs. Gold and Moede include Directors' fees as follows: 1997, $21,500 and $1,000, 1996, $26,500 and $26,500, 1995,
     $21,500 and $22,500, respectively.

(2) Of the cash bonuses awarded to Mr. Gold in 1995 and 1996, only $50,000 of the 1995 bonus has been paid. The cash bonuses awarded to Mr. Moede in 1995 and 1996 have not been paid.

(3) None of the named Executive Officers received perquisites or other personal benefits the aggregate annual amount of which was the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such Executive Officers.

(4) Of Mr. Gold's grant for 1996, options to purchase 128,015 shares were incentive stock options/SARs and options to purchase 91,985 shares were nonqualified stock options. Of Mr. Moede's grant for 1996, all of the options to purchase shares were incentive stock options/SARs.

(5) Mr. Groth's 1995 grant was for nonqualified stock options. Those options will expire October 15, 1998.

(6) Messrs. Gold and Moede were reimbursed in the amounts shown for their relocation expenses when the Company established executive offices in Denver, Colorado in 1995.

(7) Mr. Moede resigned as Executive Vice President and Chief Financial Officer and as a Director of the Company effective December 31, 1996. The $16,143 shown for his 1997 salary reflects his receipt of wages owed for unpaid vacation and director's fees and the pension benefits he received in 1997.

(8) Consists of additional relocation expenses for which Mr. Moede was reimbursed for when the Company established executive offices in Denver, Colorado 1995.

(9) Mr. Groth's position and title was changed in May 1996 to Group Vice President - Aircraft Maintenance and Modification at which time he was no longer considered an Executive Officer. Mr. Groth resigned as Group Vice President effective October 15, 1997.

(10) Mr. Groth was reimbursed in the amount shown for his relocation expenses when he was relocated by the Company from Denmark to Denver, Colorado in May 1996.

          Aggregated Option/SAR Exercises in Last Fiscal Year and
                     Fiscal Year-End Option/SAR Values

     The following table sets forth information concerning each exercise of stock options during the last fiscal year by each of the named
Executive Officers and the fiscal year end value of unexercised options:




                                          Number of         Value of
                                          Securities      Unexercised
                                          Underlying      In-the-Money
            Shares                       Unexercised      Options/SARs
         Acquired on       Value       Options/SARs at     at Fiscal
Name     Exercise(#)    Realized($)   Fiscal Year-End(#)  Year-End($)

                                         Exercisable/     Exercisable/
                                        Unexercisable    Unexercisable

M.L. Gold     0             N/A          520,000/0(1)        $0/$0

W.M. Moede  51,640        $59,681           0/0(2)           $0/$0

C.F. Groth    0              $0        21,347/8,375(3)       $0/$0



(1) Of Mr. Gold's options, exercisable options to purchase 327,985 shares represent nonqualified stock options, and the remaining options are incentive stock options granted in tandem with SARs.

(2) All of Mr. Moede's options expired March 31, 1997. See "Agreements with Executive Officers."

(3)  All of Mr. Groth's options are nonqualified stock options.

                               PENSION PLANS

    All of the Executive Officers named above are or were eligible participants in the Pemco Aeroplex, Inc. Pension Plan (the "Pension Plan"). Mr. Moede began drawing on his pension after resigning from the Company. Although Mr. Groth has resigned from the Company, he will not be able to draw on his pension until he reaches the proper age as specified in the Pension Plan. The following table sets forth the annual retirement benefits payable under the Pension Plan upon retirement at age 65 based on an employee's assumed average annual compensation for the five-year period preceding retirement and assuming actual retirement on January 1, 1998. The Pension Plan is a tax qualified defined benefit plan and is subject to certain maximum benefit provisions. The retirement plan benefit formula is equal to (a) plus (b):

(a)  Earnings portion of formula

     -1% of the employee's final average compensation for the last five years of benefit service not to exceed $160,000 for 1998, less $6,600,

     TIMES

     -the employee's years of credited service (not to exceed 30 years),

     PLUS

(b) $144 times the employee's years of credited service (not to exceed 30 years).

     The compensation utilized for the Pension Plan formula benefit includes base pay and does not consider bonuses.


Remuneration                 Years of Service

                15          20           25           30

$125,000     $19,920     $26,560      $33,200       $39,840
 150,000      23,670      31,560       39,450        47,340
 175,000      25,170      33,560       41,950        50,340
 200,000      25,170      33,560       41,950        50,340
 225,000      25,170      33,560       41,950        50,340
 250,000      25,170      33,560       41,950        50,340
 300,000      25,170      33,560       41,950        50,340
 400,000      25,170      33,560       41,950        50,340
 450,000      25,170      33,560       41,950        50,340
  500,000     25,170      33,560       41,950        50,340


Assumes:  1.   Remuneration is latest 5-year average annual
                salary.
          2.   Retirement is at age 65 or later.
          3.   No joint and survivor option elected.

     To date, no Executive Officer has earned a material level of vested benefits under the Pension Plan, although all three Executive Officers are eligible to receive or are receiving benefits thereunder.

     Certain amendments to the tax laws reduced the amount of benefits available to some of the Executive Officers under the Pension Plan in plan years beginning after December 1993. In recognition of these changes, the Compensation Committee has agreed to adopt a supplemental pension plan for the Executive Officers to compensate them for the lost benefits under the Pension Plan. It is expected that such a plan will be adopted in 1998.

401(k) PLAN

     On November 2, 1990, the Board of Directors adopted a 401(k) Savings Plan for employees of the Company and its subsidiaries effective October 1, 1990 (the "401(k) Plan"), which is qualified under Subsection 401(k) of the Internal Revenue Code. All employees of the Company and its subsidiaries who (i) are not covered by any collective bargaining agreement, (ii) have attained age 21, and (iii) have completed one year of service, may join the 401(k) Plan. The 401(k) Plan provides a method for employees to choose between receiving all their compensation now or deferring some pre-tax income by investing in the 401(k) Plan until retirement. Deferred amounts representing up to 15% of compensation per calendar year (not to exceed $10,000 in 1998) are deposited into the Plan where they may earn income tax-free until distribution. Although the 401(k) Plan allows for matching contributions by the Company, none have been made as of the date of this Proxy Statement. The 401(k) Plan currently is administered by an Administrative Committee composed of four employees of the Company who are not Executive Officers or Directors of the Company. Directors who are not also employees of the Company are not eligible to participate. Mr. Gold is a participant in the 401(k) Plan and his amounts of deferred compensation are included in the Summary Compensation Table set forth above.

                             PERFORMANCE GRAPH

     Set forth below is a line graph and a table comparing the yearly percentage change in the cumulative total shareholder returns on the Company's Common Stock with the cumulative total returns of the Standard & Poor's 500 Stock Index, Standard & Poor's Aerospace/Defense Stock Index and Standard and Poor's Airline Stock Index as prepared by Standard & Poor's Compustat - Custom Business Unit. While the Securities and Exchange Commission's rules only require the Company to provide a comparison to a broad equity market index (Standard & Poor's 500) and a published industry line of business index (Standard & Poor's Aerospace), the Company believes that it is helpful to provide Shareholders with a comparison to an index which reflects the business climate in which many of the Company's customers operate (Standard & Poor's Airlines). The Company's performance may be influenced by the airline industry and the business environment surrounding such industry. The line graph and table cover the five year period from January 1993 through December 1997 and represents the total value of a $100 investment in each security/market index on the last trading day of December, 1992. All dividends are assumed to be reinvested.

              COMPARATIVE FIVE YEAR TOTAL CUMULATIVE RETURNS
                    PRECISION STANDARD, S&P 500 INDEX,
            S&P AEROSPACE/DEFENSE INDEX AND S&P AIRLINES INDEX

                     Base           Years Ending
                     Period
Company / Index      Dec92 Dec93    Dec94    Dec95 Dec96   Dec97

PRECISION STANDARD
 INC                 100   379.11   168.49   84.25 115.84   47.35
AEROSPACE/DEFENSE
-500                 100   130.07   140.69  232.83 311.43  320.40
AIRLINES-500         100   105.00    73.27  107.01 117.31  197.44
S&P 500 INDEX        100   110.08   111.53  153.45 188.68  251.63




                       COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the "Committee") of the Board of Directors of Precision Standard, Inc. (the "Company") is composed of outside directors who are not employees of the Company and who qualified as "disinterested persons" under former Rule 16b-3 adopted under the Securities Exchange Act of 1934. At the direction of the Board of Directors, the Committee prepared the following report on April 15, 1998 for inclusion in this Proxy Statement to comply with the rules of the Securities and Exchange Commission.

     The Company's executive compensation program has been designed to enable the Company to attract, motivate, and retain key senior management by providing a fully competitive total compensation package based on performance. It is intended to reward the key executive for long-term strategic planning and management, enhancement of shareholder value and improving Company performance compared to performance levels of comparable companies in the industry. Of equal importance, it is designed to attract and retain those key executives who are critical to the long-term success and competitiveness of the Company.

     The key components of the executive compensation program are:
salary, which is based on the individual officer's level of responsibility and comparisons to the executive positions in the Company, its subsidiaries and comparable companies in the industry; cash bonus awards, which are based on individual performance and the performance of the Company for the year, measured primarily, but not exclusively, in the profitability of the Company; equity incentive, in the form of stock options, stock appreciation rights and stock grants, which are intended to increase the motivation for the Company to improve its financial position and long-term success as measured by the Company's share price and book value per share; and employment agreements, which are designed to provide long-term security to the key executive in exchange for long-term commitments and agreements not to enter into competition with the Company. The overall objective of the program is to provide rewards to the key executives commensurate with the benefits received by the shareholders from the efforts of those executives.

     The Compensation Committee recognizes that, as a result of the resignations of Messrs. Moede and Groth in late 1996 and October of 1997, respectively, the Company's President and Chief Executive Officer, Matthew
L. Gold, has been forced to bear an inordinate share of the burden of management of the Company, and that he has been required to do so in unusually difficult circumstances which were not the result of his actions. Those unusually difficult circumstances included continuation of the Company's recent cash flow problems (largely generated by extraordinary difficulties in dealing with the Government on some of the Company's larger contracts), and successive work stoppages by the United Auto Workers and the International Association of Machinists unions. The Committee continues to believe, as it did in 1997, that Mr. Gold's efforts for the last year were extremely valuable to the Company and its shareholders. Nevertheless, as it did last year, the Committee believes that it would be inappropriate to grant any cash bonuses to Mr. Gold at this time, when the Company continues to report substantial losses and suffer such a dramatic cash flow crisis that the bonuses declared to Executive Officers in prior years have still not been paid. The Committee again reserves the right, however, to revisit the question of cash bonuses and stock options or grants for Mr. Gold on account of his exemplary efforts on the Company's behalf in 1996 and 1997.

Dated:  April 15, 1998             DONALD C. HANNAH
                                   ADMIRAL GEORGE E.R. KINNEAR II
                                   GENERAL THOMAS C. RICHARDS

COMPENSATION OF DIRECTORS

     The Company currently has an arrangement whereby each Director earns an annual retainer of $18,000, and $1,000 plus expenses for attendance at each meeting of the Board of Directors and related activities. The Directors also earn $1,000 plus expenses in connection with attendance at each meeting of the Audit Committee, the Executive Committee and the Compensation Committee, excepting when a Committee meets in conjunction with a full Board meeting. Directors who are employees of the Company are eligible to receive stock options under either of the Company's stock option plans. Outside Directors are eligible to receive options under the Company's Nonqualified Stock Option Plan (the "Nonqualified Plan") only.

     Pursuant to the Nonqualified Plan, outside Directors receive fully vested options on December 10 of each year. The number of shares subject to options granted in any such year is equal to one share of Common Stock for each two dollars of Director's base compensation (annual retainer plus meeting fees for an assumed minimum of four meetings or, currently, $22,000) paid to the Director during the calendar year in which the option is granted.

     In November 1990, the Board of Directors adopted a three-year retirement benefit for the Directors of the Company, payable after they retire or otherwise terminate their service as a Director of the Company. In December 1993, the Board of Directors amended the retirement benefit. Directors retiring from the Company after that date are entitled to benefits as follows:

Retirement                 Under Five          Five or More
Benefit Payable         Years of Service     Years of Service
------------------ -----------------------    ----------------

-1st Year                    $4,500               $9,000
-2nd Year                    $3,000               $6,000
-3rd Year                    $1,500               $3,000

     All current Directors, as well as two former Directors, Admiral Wesley L. McDonald (who retired as a Director effective May 16, 1995) and Walter M. Moede (who resigned as a Director effective December 31, 1996), are currently entitled to or are eligible for benefits according to the benefits schedule in effect at the time of such Director's retirement.
For purposes of entitlement to the benefits schedule shown above, Messrs. Gold, Hannah and Kinnear have or are deemed to have five years of service. Upon retirement, this benefit is paid to former Directors on a quarterly basis for the three-year term of the benefit. The Board of Directors has determined that Directors are asked to retire from the Board at age 70-1/2 years.

AGREEMENTS WITH EXECUTIVE OFFICERS

     In 1993, the Company entered into employment agreements with each of the individuals named in the Summary Compensation Table. Each of these agreements includes payments to be received upon the voluntary or involuntary termination of the Executive Officer's employment. The terms and conditions of each of these agreements is described below.

     Pursuant to an agreement effective June 1, 1993 and amended March 11, 1994, Mr. Gold is engaged as President, Chief Executive Officer and Chairman of the Board for an initial term of five years commencing June 1, 1993. On each June 1 following 1993, the agreement is automatically extended for an additional year unless the Company or Mr. Gold gives notice more than ninety days before May 31 of such year. Because no such notice was given in 1997, the agreement currently expires in 2002.

     The agreement provides for an initial annual base salary of $440,000, with the base salary for subsequent years to be determined by the Board of Directors on the basis of merit and the Company's financial success and progress, provided that the annual base salary in each year shall be at least 5% higher than the previous year's annual base salary. Mr. Gold is also entitled to bonuses as determined by the Board of Directors in its sole discretion, and is entitled to vacation and other employee benefits under the Company's employee benefit plans.

     Under the agreement, Mr. Gold is entitled to various amounts on the termination of his employment depending on the reasons for such termination. Upon his death or disability Mr. Gold or his designated beneficiary will be entitled to receive his then annual base salary for the greater of two years or the remaining term of the agreement together with any bonuses determined to be due and payable by the Board of Directors. Upon Mr. Gold's voluntary or involuntary termination, he is entitled to specified severance amounts. Upon voluntary termination (i.e., resignation by Mr. Gold other than as a result of a change of duties, compensation or benefits following a change in control of the Company), Mr. Gold will be entitled to continue to receive his annual base salary plus the average annual bonus awarded to him by the Board of Directors during the three preceding years (the "Average Bonus") for a period of one year. Upon involuntary termination (i.e. any termination other than voluntary termination, termination by mutual agreement, or termination as a result of death, disability or normal retirement), Mr. Gold will be entitled to 2.99 times the sum of his then annual base salary and the Average Bonus.

     Pursuant to an agreement, effective June 1, 1993 and amended March 11, 1994, Mr. Moede was engaged as Executive Vice President and Chief Financial Officer of the Company for an initial term of three years commencing June 1, 1993. On each June 1 following 1993, the agreement was automatically extended for an additional year unless the Company or Mr. Moede gave notice more than ninety days before May 31 of such year. Mr. Moede resigned as an Executive Officer and Director of the Company effective December 31, 1996.

     The agreement provided for an initial annual base salary of $220,000, with the annual base salary for subsequent years to be determined by the Board of Directors on the basis of merit and the Company's financial success and progress, provided that the annual base salary in any subsequent year would not be less than the initial base salary. Mr. Moede was also entitled to bonuses as determined by the Board of Directors in its sole discretion and was entitled to vacation and other employee benefits under the Company's employee benefit plans.

     Provisions of Mr. Moede's agreement regarding amounts payable upon his death, disability or other termination of his employment with the Company paralleled those of Mr. Gold's agreement described above.
Pursuant to the terms of his agreement, because Mr. Moede did not give six months prior notice to the Company of his resignation, Mr. Moede was not entitled to receive the benefits provided in his agreement for voluntary termination. He is, however, entitled to receive the three year retirement benefit for directors who have served for five or more years. See "Compensation of Directors."

     Pursuant to an agreement effective June 1, 1993, Mr. Groth was engaged as Vice President - Corporate Development for an initial term of three years commencing June 1, 1993. The agreement was automatically extended for additional one-year periods unless the Company or Mr. Groth gave notice more than ninety days before May 31, 1997 or May 1 of any subsequent year for which the agreement had previously been extended. In May of 1996, Mr. Groth was relocated by the Company from Denmark to the Company's offices in Denver, Colorado and his title was changed to Group Vice President - Commercial Aircraft Maintenance and Modification. Although Mr. Groth's compensation continued to be governed by the agreement, he was no longer considered an Executive Officer of the Company. Mr. Groth resigned as Group Vice President effective October 15, 1997.

     The agreement with Mr. Groth provided for an initial annual base salary of $100,000, with the annual base salary for subsequent years to be determined by the Chief Executive Officer of the Company and approved by the Board of Directors on the basis of merit and the Company's financial success and progress, provided that the annual base salary in any subsequent year of the agreement would not be less than the initial base salary. Mr. Groth was entitled to bonuses as determined by the Chief Executive Officer and approved by the Board of Directors on the basis of merit and the Company's financial success and progress, and was entitled to vacation and other employee benefits under the Company's employee benefit plans. Pursuant to the terms of his employment agreement, Mr. Groth was entitled to a lump sum payment of $1,000 at the time of his resignation.

     Other than as described above, the Company has no compensation plan or arrangement with any individual named in the Summary Compensation Table above whereby the implementation of such plan or arrangement results or would result from the resignation, retirement or other termination of that individual's employment with the Company or from a change in control of the Company.

                  TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company's Consolidated Tire subsidiary previously leased warehouse and office facilities from Monarch Properties, a sole proprietorship owned by Matthew L. Gold, the Company's Chairman, President and Chief Executive Officer. This lease was cancelled in December 1990. Although the lease was not due to expire until December 1992, Mr. Gold agreed to accept $147,000 to cancel the remaining term, which amount represented 80% of the present value of the remaining rental payments.
The Company paid $26,840 of this obligation in cash and reduced the amount of indebtedness of Mr. Gold and Monarch Properties to the Company, as described below. As additional consideration to the Company, Mr. Gold also waived and released claims that he may have had against the Company at that time for certain expenses or advances paid by him on behalf of the Company.

     Prior to the surrender and exchange of the Consolidated Tire warehouse lease discussed above, Mr. Gold and Monarch Properties were indebted to the Company in the amount of $132,947 and $167,037, respectively. These debts had been incurred as a result of various advances made by the Company, and were repayable in equal installments over five years beginning in 1990. After the application of the remaining $120,160 reduction attributable to the surrender of the Consolidated Tire lease, the total debt was reduced to $179,824. In November of 1991, Pemco Engineers, Inc. completed the 1988 sale of its Stanton, California facility to Monarch Properties by delivering the September 26, 1988 deed to Monarch Properties in exchange for a promise to pay $90,000. The $90,000 sales price was the same as the purchase price paid by Pemco Engineers in 1988 shortly before the September 26, 1988 deed to Monarch Properties. As a result of this new obligation, the total indebtedness of Monarch Properties and Mr. Gold to the Company and its subsidiaries increased to $269,824 as of December 31, 1991. The obligation remains outstanding as of the date hereof and the Company has no arrangement or understanding with Mr. Gold as to the timing of any repayment thereof.
The Company has for the past several years owed Mr. Gold various amounts as the result of cash bonuses which were granted by the Compensation Committee but never paid. There are, however, no plans or agreements to set off the unpaid bonuses against Mr. Gold's obligations to the Company at this time.

     On April 16, 1996, Mr. Gold and the Company entered into a standby financing commitment which provided for the extension by Mr. Gold of up to $2.0 million in short-term advances upon demonstration of certain need factors by the Company. The commitment contained cross default provisions to the Company's principal loan agreements and required the payment by the Company of a commitment fee of 2%, or $40,000 to Mr. Gold. No advances were made by Mr. Gold under the commitment, which expired in January 1997. The Company believed that Mr. Gold's willingness to extend the commitment under the then existing circumstances was of significant value to the Company and its business and that the consideration paid to Mr. Gold for the commitment was no more than would have been paid in an arms length transaction with an unaffiliated third party (if any such third party transactions had been available, which the Company considered unlikely under the circumstances).

     * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

               APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As a result of a desire to compare the quality, timeliness and price of the auditing services of Coopers & Lybrand L.L.P. ("C&L"), which had served as the Company's independent auditors since 1988, with its competitors, in 1996 the Audit Committee directed the officers of the Company to solicit bids from several public accounting firms. C&L declined to submit a bid and informed the Company of its decision by letter dated December 30, 1996.

     The reports of C&L on the financial statements of the Company for each of the two fiscal years in the period ended December 31, 1995 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In the opinion of management of the Company, the financial statements contained in the Company's report on Form 10-Q for the third quarter of 1996 appropriately reflect all business transactions and all adjustment necessary for a fair presentation of the financial position and the results of operations of the Company for the periods presented.

     During the Company's two audited fiscal years (1994 and 1995) and as of December 30, 1996, the unaudited interim year (1996), there were no "disagreements" (as that term is used in Item 304 of Regulation S-K) between C&L and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     In a report on Form 8-K dated December 30, 1996 filed with the Securities and Exchange Commission ("SEC"), the Company authorized C&L to respond fully to the inquiries of the Company's successor accountant and requested that C&L provide the Company with a letter addressed to the SEC, as required by Item 304(a)(3) of Regulation S-K, so that the Company could file such letter with the SEC within ten business days after the filing of its report.

     On January 3, 1997, the Company provided a draft of the December 30, 1996 Form 8-K to C&L. The draft of the Form 8-K provided to C&L was identical to the Form 8-K filed with the SEC on January 6, 1997 except that the final (a copy of which was provided to C&L on January 6, 1997) included as an additional exhibit a copy of the letter dated December 20, 1996 from Matthew L. Gold, the President of the Company, to C&L soliciting a bid for the annual audit for the year ending December 31, 1996. C&L's response to the Form 8-K was made in a letter dated January 3, 1997, in which C&L stated that it agreed with the statements made in the Form 8-K.

     On January 14, 1997, after review of the bids solicited from several public accounting firms, the Audit Committee of the Board of Directors of the Company approved the engagement of Arthur Andersen LLP as the Company's independent auditors for the year ended December 31, 1996 and for the year ending December 31, 1997.

     At the direction of the Board of Directors, the ratification of the appointment of Arthur Andersen LLP for the year ending December 31, 1998 is being presented to the Shareholders for approval at the Meeting. It is expected that a representative of Arthur Andersen LLP will be present at the Meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he so desires.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC
ACCOUNTANTS FOR THE CALENDAR YEAR ENDING DECEMBER 31, 1998.

     * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                            REVERSE STOCK SPLIT

     On January 27, 1998, the Board of Directors approved a 4-for-1 reverse stock split of the Company's Common Stock. Assuming that a reverse stock split would cause the trading price of the Company's Common Stock to increase in the same proportion as the amount of the split, a reverse stock split would result in an increase in the quoted bid price of the Common Stock to approximately $2.40 or more (based on the average of the closing prices for the three month period ended March 10, 1998) and thereby keep the Common Stock eligible to be quoted on The Nasdaq Stock Market ("Nasdaq"). By a letter dated November 20, 1997, the Company was notified by Nasdaq of its concern regarding the continued listing of the Company on The Nasdaq National Market ("National Market") pursuant to the National Market's corporate governance rules because of the Company's failure, among other things, to maintain a minimum bid price of $1.00 per share for the ten consecutive trading dates prior to the notice. After a hearing on January 29, 1998, before a Nasdaq Listing Qualifications Panel (the "Panel"), the Company was informed by the Panel that the Company would be moved to The Nasdaq SmallCap Market and that it must effect a reverse stock split sufficient to meet or exceed the $1.00 minimum bid
price requirement on or before April 15, 1998.   Therefore, on January 30,
1998, the Board of Directors declared April 15, 1998 as the effective date for the 4-for-1 reverse stock split and called for a special meeting of the Shareholders to approve the reverse stock split for the same date. As noted above, the reverse stock split was approved by the Shareholders and became effective on April 15, 1998.

     As a result of the 4-for-1 reverse stock split, each four issued shares of the Company's Common Stock held on April 15, 1998 were automatically converted into one share of Common Stock. No fractional shares were issued and no cash was paid for fractional shares. Instead, each fractional share was rounded up to a whole share.

          EFFECT OF PRINCIPAL SHAREHOLDERS' AND MANAGEMENT'S VOTE

     As of March 13, 1998, the record date for the special meeting, the beneficial owners of five percent or more of the Company's Common Stock, together with the Company's Executive Officers and Directors, had voting control over 10,455,660 (2,613,916 post-split) shares of record (not including options or warrants exercisable within 60 days of the record date), or 70.8%, of the outstanding Common Stock. Accordingly, certain of these principal shareholders and management exercised their voting control and approved the reverse stock split as described above. Matthew L. Gold, the Company's President and Chairman of the Board, held 8,216,630 (2,054,158 post-split) shares of record (not including options exercisable within 60 days of the record date), or 55.6%, of the outstanding Common Stock, which he voted in favor of the proposal. In addition, Bank of America National Trust and Savings Association held 2,169,730 (542,433 post-split) shares of record (not including warrants exercisable within 60 days of the record date), or 14.7% of the outstanding Common Stock, which it voted in favor of the proposal.

     * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                              OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid Proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

     Under Colorado law, for the election of directors, of the shares represented in person or by proxy at the meeting and entitled to vote, that number of candidates equalling the number of directors to be elected having the highest number of votes cast in favor of their election, are elected to the board of directors. For the ratification of the independent public accountants, of the shares represented in person or by proxy at the meeting and entitled to vote, the votes cast favoring the ratification must exceed the votes opposing it. Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Only those votes cast for the election of directors and the proposal will be counted as votes in favor or affirmative votes.

                               ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. The audited financial statements of the Company are included in such Form 10-K. Copies of the exhibits to that Form 10-K are available from the Company upon written request of a Shareholder and payment of the Company's out-of-pocket expenses.

               DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
               FOR THE ANNUAL MEETING TO BE HELD IN MAY 1999

     Any proposal from a Shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in May 1999, must be received at the offices of the Company, 12000 E. 47th Avenue, Suite 400, Denver, Colorado 80239 no later than December 21, 1998, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                                           MATTHEW L. GOLD
                                                                 PRESIDENT
Denver, Colorado
April 21, 1998

                                 APPENDIX

                         PRECISION STANDARD, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Matthew L. Gold and Kathleen Page, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Precision Standard, Inc. held of record by the undersigned on April 3, 1998, at the Annual Meeting of Shareholders to be held on May 19, 1998 or any adjournment thereof.

1.   ELECTION OF DIRECTORS.

[  ]      FOR all nominees listed below (except as marked to the
          contrary)

[  ]  WITHHOLD AUTHORITY to vote for all the nominees listed below

Matthew L. Gold                    Admiral George E.R. Kinnear II
Donald C. Hannah                   General Thomas C. Richards

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, CROSS OUT THAT NOMINEE'S NAME ABOVE.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CALENDAR YEAR ENDING DECEMBER 31, 1998.

      [  ] FOR           [  ] AGAINST             [  ] ABSTAIN

3. To transact such other business as may properly come before the Meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated:            , 1998

                           -------------------------------------


                           -------------------------------------
                           Signature(s) of Shareholder(s)

                           Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.


     PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.